Flexsteel Industries, Inc. Reports Fourth Quarter and Fiscal Year 2026 Results; Continued Net Sales Growth and Record Diluted Earnings Per Share

Dubuque, Iowa – August 17, 2026 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported fourth quarter and fiscal year 2026 results.

Key Results for the Fourth Quarter and Fiscal Year Ended June 30, 2026

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Net sales for the quarter of $115.4 million compared to $114.6 million in the prior year quarter, an increase of 0.7%. For the year, net sales increased 4.1% to $459.2 million compared to $441.1 million in the prior year.
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GAAP operating income of $16.3 million or 14.2% of net sales for the fourth quarter and $42.6 million or 9.3% of net sales for the year compared to $14.0 million or 12.2% of net sales in the prior year quarter and $26.6 million or 6.0% of net sales for the prior year.
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Adjusted operating income of $8.2 million or 7.1% of net sales for the fourth quarter and $34.4 million or 7.5% of net sales for the year compared to $10.3 million or 9.0% of net sales in the prior year quarter and $31.3 million or 7.1% of net sales for the prior year.
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GAAP net income per diluted share of $2.58 for the current quarter and $6.07 for the year compared to net income per diluted share of $1.89 for the prior year quarter and net income per diluted share of $3.55 for the prior year.
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Adjusted net income per diluted share of $1.33 for the quarter and $4.94 for the year compared to adjusted net income per diluted share of $1.40 for the prior year quarter and $4.17 for the prior year.
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The Company generated $24.3 million of cash flow from operations and completed $62.6 million of share repurchases in the fourth quarter.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“Fiscal year 2026 was a year of strong financial performance and meaningful strategic progress despite increasingly difficult industry conditions,” said Derek Schmidt, CEO of Flexsteel Industries, Inc. “For the year, we delivered sales growth of approximately 4 percent to $459 million, expanded adjusted operating margin to 7.5 percent, generated record adjusted earnings per diluted share of $4.94, and produced more than $47.5 million of free cash flow. Our strong cash generation and balance sheet enabled us to repurchase approximately $64 million of stock during the year and recently increased our dividend by 25 percent. These results were achieved despite a challenging demand environment, evolving tariff policies, geopolitical uncertainty, and rising inflationary pressures, demonstrating the resilience of our business model and the agility of our organization.”

Mr. Schmidt continued, “While fourth quarter sales were only modestly above the prior year period, it was our eleventh consecutive quarter of year-over-year growth, driven by our key growth initiatives which continue to perform well. Our health and wellness category, strategic account relationships, and recent product introductions all delivered positive contributions during the quarter despite softer overall industry demand. Consumer demand for furniture remains pressured by weak confidence, affordability constraints, and macroeconomic uncertainty related to the ongoing conflict in the Middle East. Even consumers shopping at higher price points have become increasingly value-conscious in today's environment. Despite these headwinds, we delivered strong adjusted operating margin of approximately 7.1 percent in the quarter, reflecting disciplined product portfolio management, operational productivity improvements, and prudent management of selling and administrative expenses while continuing to fund critical growth investments.”

Mr. Schmidt concluded, “Beyond the financial results, we made significant progress strengthening the long-term competitive position of the Company. We continued to expand our capabilities in consumer insights, innovation, product development, and marketing, enabling us to bring more relevant products to market and drive stronger engagement with both consumers and retail partners. Looking ahead, we remain measured in our outlook as macroeconomic uncertainty, elevated inflation, rising energy costs, and trade policy uncertainty continue to pressure industry demand and profitability. While near-term conditions may remain challenging, our strategy and priorities are unchanged. We will continue to operate with agility, maintain disciplined cost control, and invest in the capabilities that we believe will drive long-term growth, market share gains, and shareholder value creation. With a strong balance sheet, a resilient operating model, and clear strategic priorities, we believe Flexsteel is well positioned to successfully navigate the current environment and emerge even stronger over time.”

Operating Results for the Fourth Quarter Ended June 30, 2026

Net sales were $115.4 million for the fourth quarter compared to net sales of $114.6 million in the prior year quarter, an increase of $0.8 million, or 0.7%. The increase was driven by higher unit volume from soft seating products, partially offset by decreases in our ready-to-assemble products sold under the homestyles brand.

Gross margin for the quarter ended June 30, 2026, was 30.0%, compared to 23.9% for the prior year quarter, an increase of 610 basis points (“bps”). The 610-bps increase was primarily due to a 780-bps benefit from IEEPA Tariff Refunds received, offset by a 100-bps unfavorable impact of foreign currency translation of our peso-denominated assets in Mexico versus the prior period, and a 70-bps unfavorable cost impact related to the decision to exit our ready-to-assemble product category sold under the homestyles brand.

Selling, general and administrative (SG&A) expense was 15.8% of net sales for the quarter ended June 30, 2026, compared to 15.0% in the prior year quarter. The 80-bps increase was due to incremental investments in consumer insights, innovation, new products, and marketing to maintain our growth momentum.

Operating income for the quarter ended June 30, 2026, was $16.3 million compared to $14.0 million in the prior year quarter. On an adjusted basis, operating income for the quarter ended June 30, 2026, was $8.2 million compared to $10.3 million in the prior year quarter.

Income tax expense was $3.8 million, or an effective rate of 23.0%, during the fourth quarter compared to tax expense of $3.6 million, or an effective rate of 25.0%, in the prior year quarter.

Net income was $12.7 million, or $2.58 per diluted share, for the quarter ended June 30, 2026, compared to net income of $10.7 million, or $1.89 per diluted share, in the prior year quarter. On an adjusted basis, net income for the quarter ended June 30, 2026, was $6.6 million or $1.33 per diluted share compared to adjusted net income of $7.9 million or $1.40 per diluted share in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $16.7 million, working capital (current assets less current liabilities) of $94.6 million, and availability of approximately $54.1 million under its secured line of credit.

Capital expenditures for the year ended June 30, 2026, were $3.9 million.

Financial Outlook

For the first quarter of fiscal year 2027, the Company expects sales growth of 1% to 4% compared to the prior year quarter and operating margin of 6.5% to 7%. The most significant drivers of variability in the financial outlook are consumer demand and logistics and material cost inflation driven by elevated energy prices.

First Quarter Fiscal Year 2027
Sales	$111 - 115 million
Sales Growth (vs. Prior Year)	1% to 4%
GAAP Operating Margin	6.5% to 7%

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, August 18, 2026, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through August 25, 2026: 855-669-9658 (domestic) or 412-317-0088 (international)
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Replay access code: 7455617
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10210984/1049369efa0 and enter their contact information. Investors will then be issued a personalized phone number and PIN to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company,” “Flexsteel,” or “Our”) is one of the largest residential furniture manufacturers, importers, and marketers in the U.S. Flexsteel addresses different consumer groups through our core brand, Flexsteel, and several category-specific sub-brands: Zecliner, Statements, Zen, Perfect Match, and Pulse, all of which have unique value propositions tailored to specific consumer needs. We offer a wide assortment of product solutions for different areas within the home including stationary and motion sofas, loveseats, chairs, and sectionals, as well as bedroom furniture, dining tables and chairs, occasional and entertainment tables, and kitchen storage. For more than 130 years, Flexsteel has strived to create strong consumer value with unmatched quality, comfort, and durability, backed by innovation and highlighted by its patented Blue Steel Spring technology, designed to deliver lasting comfort and support. Today, Flexsteel products are available nationwide through retail partners and online channels.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause the Company’s results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,678	$40,006
Trade receivables, net	42,658	35,229
Inventories	90,593	89,135
Other	8,444	8,002
Total current assets	158,373	172,372

NONCURRENT ASSETS:
Property, plant and equipment, net	35,972	36,212
Operating lease right-of-use assets	35,672	41,545
Other assets	23,992	32,357

TOTAL ASSETS	$254,009	$282,486

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$36,238	$25,617
Accrued liabilities	39,427	36,397
Total current liabilities	75,665	62,014

LONG-TERM LIABILITIES:
Other liabilities	44,849	52,610
Total liabilities	120,514	114,624

SHAREHOLDERS' EQUITY:	133,495	167,862

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$254,009	$282,486

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales	$115,365	$114,611	$459,178	$441,073
Cost of goods sold	80,744	87,175	345,742	343,129
Gross profit	34,621	27,436	113,436	97,944
Selling, general and administrative expenses	18,277	17,164	70,886	66,696
Right-of-use asset impairment	—	—	—	14,079
(Gain) on sale of real estate	—	—	—	(753)
(Gain) on disposal of assets held for sale	—	(3,702)	—	(8,693)
Operating income	16,344	13,974	42,550	26,615
Other income (expense):
Interest income	183	288	1,288	421
Interest (expense)	(22)	—	(22)	(70)
Total other income (expense)	161	288	1,266	351
Income before income taxes	16,505	14,262	43,816	26,966
Income tax provision	3,793	3,560	10,688	6,812
Net income and comprehensive income	$12,712	$10,702	$33,128	$20,154
Weighted average number of common shares outstanding:
Basic	4,502	5,276	5,125	5,249
Diluted	4,929	5,677	5,456	5,678
Earnings per share of common stock
Basic	$2.82	$2.03	$6.46	$3.84
Diluted	$2.58	$1.89	$6.07	$3.55

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	For the years ended June 30,
	2026	2025
OPERATING ACTIVITIES:
Net income	$33,128	$20,154
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,827	3,654
Deferred income taxes	4,516	(3,837)
Stock-based compensation expense	4,552	3,869
Provision for credit losses	168	(244)
Right-of-use asset impairment	—	14,079
Loss (gain) on disposition of property, plant and equipment	92	(9,446)
Changes in operating assets and liabilities:	5,234	8,750
Net cash provided by operating activities	51,517	36,979
INVESTING ACTIVITIES:
Proceeds from sale of investments	—	1,155
Proceeds from sales of property, plant and equipment	21	11,535
Capital expenditures	(3,941)	(3,258)
Net cash (used in) provided by investing activities	(3,920)	9,432
FINANCING ACTIVITIES:
Dividends paid	(4,375)	(3,556)
Treasury stock purchases	(63,746)	—
Proceeds from lines of credit	9,000	202,344
Payments on lines of credit	(9,000)	(207,262)
Proceeds from issuance of common stock	70	141
Shares withheld for tax payment on vested shares and options exercised	(2,874)	(2,833)
Net cash (used in) financing activities	(70,925)	(11,166)
(Decrease) increase in cash and cash equivalents	(23,328)	35,245
Cash and cash equivalents at beginning of period	40,006	4,761
Cash and cash equivalents at end of period	$16,678	$40,006

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors with useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income to adjusted operating income and GAAP operating margin to adjusted operating margin:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of adjusted operating income for the three and twelve months ended June 30, 2026 and 2025:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2026	2025	2026	2025
Reported GAAP operating income	$16,344	$13,974	$42,550	$26,615
Right-of-use asset impairment	—	—	—	14,079
(Gain) on sale of real estate	—	—	—	(753)
(Gain) on disposal of assets held for sale	—	(3,702)	—	(8,693)
Tariff refund	(9,009)	—	(9,009)	—
Homestyles exit	905	—	905	—
Adjusted operating income	$8,240	$10,272	$34,446	$31,248

GAAP operating margin	14.2%	12.2%	9.3%	6.0%
Adjusted operating margin	7.1%	9.0%	7.5%	7.1%

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and twelve months ended June 30, 2026 and 2025:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2026	2025	2026	2025
Reported GAAP net income	$12,712	$10,702	$33,128	$20,154
Right-of-use asset impairment	—	—	—	14,079
(Gain) on sale of real estate	—	—	—	(753)
(Gain) on disposal of assets held for sale	—	(3,702)	—	(8,693)
Tariff refund	(9,009)	—	(9,009)	—
Homestyles exit	905	—	905	—
Tax impact of adjustments(1)	1,947	933	1,947	(1,121)
Adjusted net income	$6,555	$7,933	$26,971	$23,666

(1) Effective tax rate of 24.0% and 25.2% were used to calculate the three months ended June 30, 2026 and 2025. Effective tax rate of 24.0% and 24.2% were used to calculate the twelve months ended June 30, 2026 and 2025.

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of adjusted diluted earnings per share for the three and twelve months ended June 30, 2026 and 2025:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Reported GAAP diluted earnings per share	$2.58	$1.89	$6.07	$3.55
Right-of-use asset impairment	—	—	—	2.48
(Gain) on sale of real estate	—	—	—	(0.13)
(Gain) on disposal of assets held for sale	—	(0.65)	—	(1.53)
Tariff refund	(1.83)	—	(1.65)	—
Homestyles exit	0.18	—	0.17	—
Tax impact of adjustments(1)	0.39	0.16	0.36	(0.20)
Adjusted diluted earnings per share	$1.33	$1.40	$4.94	$4.17

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 24.0% and 25.2% were used to calculate the three months ended June 30, 2026 and 2025. Effective tax rate of 24.0% and 24.2% were used to calculate the twelve months ended June 30, 2026 and 2025.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com